Exhibit 99.1

Newmont Mining Corporation Announces Fourth Quarter Net Income of $153 million
   ($0.36 per share) and 2003 Net Income of $476 million ($1.16 per share)

    DENVER, Feb. 4 /PRNewswire-FirstCall/ -- Newmont Mining Corporation
(NYSE: NEM) today announced fourth quarter net income of $153.1 million ($0.36 per share), an increase of 104% from net income of $75.1 million ($0.19 per share) for the fourth quarter of 2002. Newmont earned net income of $475.7 million ($1.16 per share, basic) for 2003, an increase of 208% from $154.3 million ($0.42 per share, basic) for 2002. Fourth quarter and 2003 highlights include:

    * Equity gold sales(1) for the fourth quarter of 1.7 million ounces at total cash costs(2) of $197 per ounce; equity gold sales of 7.4 million ounces at total cash costs of $203 per ounce for 2003;

    * Net cash provided by operating activities for the fourth quarter of $151 million, after net working capital increases of approximately $93 million; net cash provided by operating activities of $589 million for 2003, after settlement of cash flow hedges of approximately $121 million and net working capital increases of $82 million;

    * Cash exceeding debt by $237 million at year-end; and

    * Record year-end equity gold reserves of 91.3 million ounces.

   Wayne W. Murdy, Chairman and Chief Executive Officer of Newmont, said: "We ended the year with a strong fourth quarter. Our core operations continue to deliver solid operating results and with higher metal prices, bottom-line earnings more than tripled to $476 million. In addition, our exploration results exceeded expectations and as announced today, we reported record year-end gold reserves."


                                Fourth Quarter                 Year
                              2003          2002         2003          2002
     Financial (in millions,
      except per share)
       Revenues             $821.4        $798.7     $3,214.1      $2,657.9
       Net cash provided
        by operating
        activities          $151.2        $225.2       $588.8        $670.3
       Net income
        applicable to
        common shares       $153.1         $75.1       $475.7        $154.3
       Net income per
        common share,
        basic                $0.36         $0.19        $1.16         $0.42
     Operating
       Equity gold sales
        (000 ounces)(1)    1,715.1       2,215.7      7,383.6       7,631.7
       Average realized
        price ($/ounce)       $394          $325         $366          $313
       Total cash costs
        ($/ounce)(2)          $197          $178         $203          $189
       Total production
        costs ($/ounce)(2)    $259          $242         $266          $250


    1. Equity gold sales ounces are those attributable to Newmont's ownership or economic interest.
    2. For a reconciliation of total cash costs and total production costs per ounce (non-GAAP measures of performance) to costs applicable to sales calculated and presented under GAAP, please refer to the Supplemental Information attached.

    Financial & Operating Review

    Fourth quarter net income applicable to common shares was $153.1 million ($0.36 per share), compared with net income of $75.1 million ($0.19 per share) for the fourth quarter of 2002. For 2003, net income applicable to common shares was $475.7 million ($1.16 per share, basic) compared with net income of $154.3 million ($0.42 per share, basic), for 2002.

    For the fourth quarter, the Company sold 1,715,100 equity ounces of gold, 23% lower than the prior year quarter, largely as a result of lower sales in Nevada and Australia. The average realized gold price for the fourth quarter was $394 per ounce, a 21% increase over the prior year quarter.

    For 2003, the Company sold 7,383,600 equity ounces of gold, 3% lower than 2002, largely as a result of the divestiture of non-core operations during 2003. The average realized gold price for 2003 was $366 per ounce, a 17% increase over 2002.

    The Company generated cash from operating activities of $151.2 million in the fourth quarter, after net working capital increases of $93.3 million. The increase in fourth quarter working capital was driven by in-circuit inventory increases and the scheduling of gold shipments. The majority of this increase in working capital is expected to reverse in the first half of 2004. For 2003, cash generated from operating activities totaled $588.8 million after utilizing $121.0 million for the settlement of effective gold derivative instruments classified as cash flow hedges and net working capital increases of $81.9 million.

    Net income for the fourth quarter was impacted by the following:

    -- a $30 million ($0.07 per share) non-cash, after-tax loss on an inherited guarantee of QMC Finance Pty Ltd (QMC) debt;

    -- a $10 million ($0.02 per share) after-tax loss on the early extinguishment of debt;

    -- an $18 million ($0.04 per share) non-cash, after-tax impairment charge at Golden Giant in Canada; and

    -- a $72 million ($0.17 per share) tax benefit from the release of valuation allowances.

    These items had the net effect of increasing fourth quarter net income by $14 million ($0.03 per share).

    Net income for the fourth quarter of 2002 was impacted by the following:

    -- a $17.9 million ($0.04 per share) net after tax loss on derivative instruments; and

    -- a $21.9 million ($0.05 per share) tax benefit.


    Operating Highlights - Fourth Quarter


        North America      Q4 2003       Q4 2002         2003          2002
     Equity gold sales
      (000 ozs)              731.9         932.0      2,902.6       3,224.0
     Total cash costs
      ($/ounce)(1)            $218          $199         $233          $220


    * North American operations sold 731,900 ounces in the fourth quarter, 21% lower than the year ago quarter, due largely to lower sales in Nevada.

    * Nevada operations sold 625,700 ounces in the fourth quarter (-21%) due to lower grade refractory ores processed, reduced mill throughput due to increased stripping at the Gold Quarry and Section 30 laybacks, and an in-process inventory increase. Total cash costs of $221 per ounce (+11%) were driven by higher labor, power and mine maintenance costs.

    * Golden Giant in Canada sold 67,900 ounces in the fourth quarter (-15%) at total cash costs of $181 per ounce (-7%). Lower cash costs were driven by changes in the mine plan, which was refocused on eliminating marginal stopes from the limited remaining mine life. The revised mine plan, along with higher projected life-of-mine operating costs due to a stronger Canadian dollar and higher power and labor costs, led to the impairment charge in the fourth quarter.

    * Holloway in Canada sold 15,000 equity ounces in the fourth quarter (-44%) at total cash costs of $353 per ounce (+52%). Lower sales were due to lower grades processed as a result of temporary production development delays. Higher cash costs were a result of lower sales, higher labor costs and a stronger Canadian dollar.

    * La Herradura in Mexico sold 16,900 equity ounces in the fourth quarter (+8%) at total cash costs of $137 per ounce (-20%). Lower cash costs were largely due to improved grades.

    * Mesquite in California sold 6,400 ounces at total cash costs of $259 per ounce. Mesquite was sold effective November 7, 2003.


        South America      Q4 2003       Q4 2002         2003          2002
     Equity gold sales
      (000 ozs)              351.9         411.3      1,626.4       1,426.3
     Total cash costs
      ($/ounce)(1)            $128          $119         $126          $131


    * In the fourth quarter, Yanacocha in Peru sold 337,900 equity ounces (-4%) at total cash costs of $126 per ounce (+13%). Higher cash costs were driven by increased fuel, labor and royalty costs.

    * Kori Kollo in Bolivia sold 14,000 equity ounces (-76%) as a result of lower grades processed (-36%) due to the cessation of mining activities in October 2003. The current gold production is being derived from flushing the leach pads. Total cash costs of $165 per ounce were unchanged from a year ago.


        Australia          Q4 2003       Q4 2002         2003          2002
     Equity gold sales
      (000 ozs)              439.0         513.0      1,889.2       1,684.6
     Total cash costs
      ($/ounce)(1)            $231          $190         $236          $191


    * Australian operations sold 439,000 equity ounces in the fourth quarter (-14%), largely attributable to lower sales at the Yandal operations and at Pajingo. Total cash costs of $231 per ounce were up 22% due to the stronger Australian dollar, which appreciated by approximately 28% from the year ago quarter.

    * Kalgoorlie sold 95,500 equity ounces (-8%) at total cash costs of $265 per ounce (+30%) in the fourth quarter. Gold production was up 14% due to a combination of increased mill throughput, higher grades from positive grade reconciliations and significantly higher recoveries.

    * Pajingo sold 71,600 ounces (-18%) at total cash costs of $144 per ounce (+38%) in the fourth quarter. Gold production was down 5% as lower throughput offset higher grades.

    * Tanami sold 139,300 ounces (+4%) at total cash costs of $244 per ounce (+13%) in the fourth quarter. Gold production was up 13% as a result of higher grades processed (+15%).

    * Yandal sold 132,600 ounces (-29%) at total cash costs of $240 per ounce (+17%) in the fourth quarter. Gold production was down 9% as reduced mill throughput, due to ore hardness, and scheduled mill maintenance at Jundee more than offset higher grades. In addition, lower production at Bronzewing as it approaches closure in March 2004, and the sale of Wiluna on December 4, 2003, contributed to the production decrease.

    * Golden Grove sold 28.1 million pounds of copper (+202%) and 41.6 million pounds of zinc (+39%) at net cash costs of $0.67 (+16%) and $0.14 (-39%) per pound, respectively, in the fourth quarter. Copper and zinc production for the fourth quarter were both down compared with the year ago quarter due to lower grades and recoveries, partially offset by increased mill throughput.


         Batu Hijau
          (Indonesia)      Q4 2003       Q4 2002         2003          2002
     Equity copper sales
      (M lbs)                 79.1          90.8        343.4         362.3
     Equity gold sales
      (000 ozs)               66.2          77.8        328.9         278.0
     Net cash costs
      ($/lb Cu)(1)           $0.36         $0.30        $0.23         $0.31


    * Batu Hijau in Indonesia contributed record equity income of $21.1 million for the fourth quarter, benefiting from a realized copper price of $1.05 per pound, 36% higher than the year ago quarter.

    * Equity copper sales totaled 79.1 million pounds for the fourth quarter (-13%) at net cash costs of $0.36 per pound (+20%). Copper production was down 4% due to marginally lower grades and recoveries, but largely in accordance with the mine plan. Increased costs were due to higher utilization of the mining fleet, resulting in higher maintenance and fuel costs, and increased grinding media consumption at the mill.

    * As a result of higher metal prices, improved operating and financial results, and increased life of mine expectations regarding production, costs and economics, Batu Hijau will begin paying dividends in 2004. This will result in a decrease in Newmont's reported economic interest from 56.25% to 52.875%, in recognition of the 6% net economic interest held by the project's Indonesian shareholder. While the lower economic interest has been applied to reported 2003 reserves, it will only be applied with respect to earnings when PT Newmont Nusa Tenggara, the operator of Batu Hijau, reports positive retained earnings. This is expected to occur in the second or third quarter of 2004.


         Other Operations  Q4 2003       Q4 2002         2003          2002
     Equity gold sales
     (000 ozs)               123.1         169.5        587.4         636.5
     Total cash costs
     ($/ounce)(1)             $165          $166         $168          $155


    * Zarafshan in Uzbekistan sold 46,200 equity ounces (-25%) at total cash costs of $144 per ounce (+9%) in the fourth quarter. Production was down 16% due to lower grades placed on the leach pads (-23%) following depletion of the higher grade stockpiles.

    * Ovacik in Turkey sold 30,500 ounces (-26%) at total cash costs of $144 per ounce (+33%) in the fourth quarter. Production was essentially unchanged (-3%) as lower tons milled (-18%) were offset by higher grades (+11%) and higher recoveries (+3%). Increased cash costs were due to an increase in mining and site support costs.

    * Martha in New Zealand sold 35,400 ounces (+6%) at total cash costs of $143 per ounce (-31%) in the fourth quarter. Gold production increased 25% due to higher grades (+12%), higher throughput (+10%) and improved recoveries (+3%). Lower cash costs were due to higher production and increased by-product revenue, more than offsetting the rise in the New Zealand dollar.

    * Minahasa in Indonesia sold 11,000 equity ounces (-67%) at total costs of $383 per ounce (+48%) in the fourth quarter. Increased cash costs were due to reduced sales and increased reclamation and closure-related expenditures. While mining ceased at Minahasa in October 2001, the processing of stockpiled ore is expected to continue through the second quarter of 2004.

    1. For a reconciliation of total cash costs per ounce or net cash costs per pound (non-GAAP measures of performance) to costs applicable to sales calculated and presented under GAAP, please refer to the Supplemental Information attached.


    Other Highlights

    Cash Position

    Cash and cash equivalents totaled $1.3 billion at the end of 2003, reflecting net proceeds of $1.0 billion from the November equity offering. During the fourth quarter, cash was utilized for:

    -- the early extinguishment of debt, including related fees and premiums
       ($309.8 million);

    -- additions to property, plant and mine development ($135.0 million); and

    -- payment of common stock dividends ($22.1 million).

    Debt Reduction

    At year-end, the Company's balance sheet reflected outstanding debt of $1.08 billion, a decrease of $739 million (41%) from year-end 2002. The Company's cash and cash equivalents exceeded its consolidated debt at the end of 2003 by $237 million.

    On September 22, the Company announced the early redemption of a subsidiary's $100 million 6% Convertible Subordinated Debentures. The debentures were fully redeemed on October 29, 2003.

    On October 10, the Company announced a tender offer for approximately $177 million of a subsidiary's 8.375% Senior Debentures due 2005. Principal of approximately $125 million was redeemed on November 13, 2003.

    On October 23, the Company announced a tender offer for $90 million of a subsidiary's 7.5% Notes due 2005. Principal of approximately $70.5 million was redeemed on November 24, 2003.

    Newmont Capital

    Portfolio optimization efforts continue.  During the quarter, Newmont
Capital:


     -- finalized an agreement with Placer Dome for a 25% interest in the Turquoise Ridge Joint Venture;

     -- sold the Mesquite mine in California;

     -- sold the Wiluna mine in Western Australia;

     -- acquired an interest in a European gold refining and distribution business to complement Newmont's existing downstream business in Australia;

     -- acquired Moydow's 50% interest in the Ntotoroso property at the Ahafo project in Ghana;

     -- funded a private placement in Southwestern Gold Resources to fund exploration initiatives; and

     -- commenced a drilling program at its Alberta heavy oil project, located adjacent to EnCana Resources' Christina Lake thermal project.

    Newmont Capital also manages the Company's royalty business. For the quarter, royalty revenues totaled $15.5 million (+21%) on higher gold, oil and gas prices. For 2003, royalty revenues totaled $56.3 million (+58%).


    Project Development & Exploration

    The Leeville underground project in Nevada is approximately 45% complete and is currently on budget and on schedule, with gold production expected in late 2005. The production and ventilation shafts were 405 feet (24%) and 570 feet (40%), respectively, from surface at year-end.

    Also in Nevada, construction work is expected to begin in the first quarter of 2004 on a bio-flotation circuit for Mill 5 at Carlin, with an expected start-up in the fourth quarter of 2004.

    Development of the Phoenix project in Nevada was approved in December, with production accelerated by one year to 2006. Phoenix is expected to deliver annual sales of between 400,000 and 450,000 ounces of gold and 18 to 20 million pounds of copper over an anticipated 15-year mine life. Initial development costs are estimated at approximately $205 million.

    In Ghana, development of the Ahafo project was approved in December following finalization of the foreign investment agreement. Ahafo is expected to deliver steady-state annual gold sales of approximately 500,000 ounces, with higher production in the initial years. Initial development costs are estimated at approximately $350 million and the contract to construct the project was awarded in January 2004.

    The Company reported record year-end equity gold reserves of 91.3 million ounces, a 5% increase from the 86.9 million ounces reported at year-end 2002.

    Commenting on the exploration success, President Pierre Lassonde said: "We have said that one of the Company's most valuable assets is its land position of approximately 60,000 square miles. Our exploration success in 2003, when we discovered more than 12 million ounces, bears testimony to this."

    During 2003, the Company completed a record three million feet (575 miles) of drilling. Exploration, research and development expenditures of $115.2 million were a 30% increase from 2002. More importantly, the Company added
14.6 million equity ounces to reserves, before depletion and divestments, of which 84% was generated through exploration and 16% from acquiring the minority interest at the Ahafo project in Ghana, minority shareholdings at Tanami and Martha, and a 25% interest in the Turquoise Ridge joint venture in Nevada. Another 2.8 million ounces of reserve additions were derived from a higher gold price assumption of $325 per ounce. The largest reserve additions in 2003 were from the Company's newest region, Ghana, and its oldest, Nevada, demonstrating the quality of the Company's diversified portfolio of assets.

    During the quarter, high-grade intercepts from two core holes at the Kenyase deposit at Ahafo in Ghana reinforced the potential for additional mineralization at depth. Positive results throughout the year at the Subenso, Yamfo Central and Kenyase deposits, as well as at Akyem, contributed to year-end reserves in Ghana of almost 12 million ounces.

    In Nevada, approximately six million ounces of reserve additions have
added significant mine life.   Reserves were primarily derived from
development drilling on the edges of the Gold Quarry and Twin Creeks pits,
adding nearly 2 million ounces in each pit.   Lone Tree development drilling
contributed over 400,000 reserve ounces and added a year to the mine life to
2006, with residual production in 2007.   Results in each case reflect
increased grade and more continuous high grade mineralization. Further successes are anticipated in each of these pits, with follow-up drilling
planned for 2004.   Further, significant high grade discovery holes at Midas,
Chukar Footwall and Genesis will provide further drilling targets for 2004.

    In Indonesia, generative exploration and drilling at a satellite copper-gold prospect near Batu Hijau is underway to delineate identified zones of copper and gold mineralization. In addition, progress continues on the feasibility study for the Martabe project on Sumatra.

    In Peru, a team has been assembled and work has commenced on feasibility studies for an oxide mill at Yanacocha and for the large, gold-copper Minas Conga project.

    Given the increased reserves and positive development progress, the Company has updated its long-term outlook. In general, production estimates have increased as a result of the addition of Turquoise Ridge, the acceleration of Phoenix by one year and further mine plan optimization efforts. The Company expects that production will range between 7.0 million and 7.5 million ounces per year through 2006, increasing thereafter. The Company now expects that future total cash costs will range between $210 and $230 per ounce, with the increase largely attributable to increased Australian and Canadian dollar exchange rate assumptions and higher energy-related costs. In general, excluding the impacts of currency movements and energy-related costs, total cash costs are expected to trend downwards over time as older, mature operations are closed and lower cost operations, particularly in Ghana, are brought into production.


    2004 Guidance

    The Company expects 2004 equity gold sales of between 7.0 million and 7.2 million ounces at total cash costs of between $220 and $230 per ounce. Increased cash costs are largely attributable to a stronger Australian dollar assumption of $0.74, higher energy-related consumable costs, lower grades processed in Nevada (as mine plans are adjusted to reflect higher gold prices) and at Yanacocha in Peru, and increased royalties and other taxes as a result of higher assumed gold prices.



     Statements of Consolidated Operations and Comprehensive Income

                                              Three Months Ended December 31,
                                                      2003           2002
                                             (in thousands, except per share)
     Revenues
         Sales - gold                               $773,405       $777,254
         Sales - base metals, net                     32,441          8,677
         Royalties                                    15,530         12,816
                                                     821,376        798,747
     Costs and expenses
         Costs applicable to sales
          (exclusive of depreciation,
          depletion and amortization
          shown below)
             Gold                                    375,297        436,541
             Base metals                              14,057          6,050
         Depreciation, depletion and amortization    143,108        146,161
         Exploration, research and development        32,873         33,175
         General and administrative                   43,636         36,543
         Write-down of long-lived assets              29,884          3,369
         Other                                        19,670         23,207
                                                     658,525        685,046
     Other income (expense)
         Gain (loss) on investments, net               1,773           (212)
         Loss on gold commodity derivative
          instruments, net                           (1,866)        (25,467)
         Loss on extinguishment of debt             (14,302)             --
         Loss on guarantee of QMC debt              (30,000)             --
         Dividends, interest income,
          foreign currency exchange and
          other income                                46,752         16,371
         Interest, net                              (17,208)        (30,245)
                                                    (14,851)        (39,553)
     Pre-tax income before minority interest,
      equity income (loss) and impairment
      of affiliates                                  148,000         74,148
     Income tax benefit                               25,628         21,865
     Minority interest in income of subsidiaries    (42,457)        (35,113)
     Equity loss and impairment of
      Australian Magnesium Corporation                    --           (601)
     Equity income of affiliates                      21,960         14,810
     Net income applicable to common shares         $153,131        $75,109
     Net income                                     $153,131        $75,109
     Other comprehensive loss, net                   (6,319)        (36,841)
     Comprehensive income                           $146,812        $38,268
     Net income per common share,
      basic and diluted                                $0.36          $0.19
     Basic weighted average common
      shares outstanding                             426,498        401,692
     Diluted weighted average common
      shares outstanding                             430,944        403,017



     Statements of Consolidated Operations and Comprehensive Income

                                                    Years Ended December 31,
                                                     2003           2002
                                             (in thousands, except per share)
     Revenues
         Sales - gold                             $3,082,936     $2,566,833
         Sales - base metals, net                     74,820         55,321
         Royalties                                    56,303         35,718
                                                   3,214,059      2,657,872
     Costs and expenses
         Costs applicable to sales (exclusive of
          depreciation, depletion and
          amortization shown below)
             Gold                                  1,655,989      1,580,347
             Base metals                              44,273         36,040
         Depreciation, depletion and amortization    564,481        505,598
         Exploration, research and development       115,238         88,886
         General and administrative                  130,292        115,252
         Write-down of long-lived assets              35,260          3,652
         Other                                        49,506         29,372
                                                   2,595,039      2,359,147
     Other income (expense)
         Gain on investments, net                     83,166         47,086
         Gain (loss) on gold commodity
          derivative instruments, net                 22,876        (39,805)
         Gain on extinguishment of NYOL bonds, net   114,031             --
         Gain on extinguishment of NYOL derivative
          liability, net                             106,506             --
         Loss on extinguishment of debt              (33,832)            --
         Loss on guarantee of QMC debt               (30,000)            --
         Dividends, interest income,
          foreign currency exchange
          and other income                           132,198         39,885
         Interest, net                               (88,579)      (129,565)
                                                     306,366        (82,399)
     Pre-tax income before minority interest,
      equity income (loss) and impairment
      of affiliates and cumulative effect
      of a change in accounting principle            925,386        216,326
     Income tax expense                             (206,950)       (19,900)
     Minority interest in income of subsidiaries    (173,178)       (97,442)
     Equity loss and impairment of Australian
      Magnesium Corporation                         (119,485)        (1,775)
     Equity income of affiliates                      84,427         53,151
     Net income before cumulative effect
      of a change in accounting principle            510,200        150,360
     Cumulative effect of a change in
      accounting principle, net of tax               (34,533)         7,701
     Net income                                      475,667        158,061
     Preferred stock dividends                            --         (3,738)
     Net income applicable to common shares         $475,667       $154,323
     Net income                                     $475,667       $158,061
     Other comprehensive income (loss), net of tax    86,853        (54,578)
     Comprehensive income                           $562,520       $103,483
     Net income before cumulative effect of
      a change in accounting principle
      per common share, basic                          $1.24          $0.40
     Cumulative effect of change in accounting
      principle per common share, basic               (0.08)           0.02
     Net income per common share, basic                $1.16          $0.42
     Net income before cumulative effect
      of a change in accounting principle
      per common share, diluted                        $1.23          $0.39
     Cumulative effect of change in accounting
      principle per common share, diluted             (0.08)           0.02
     Net income per common share, diluted              $1.15          $0.41
     Basic weighted average common
      shares outstanding                             410,600        370,940
     Diluted weighted average common
      shares outstanding                             413,723        372,975



     Consolidated Balance Sheets

                                                        At December 31,
                                                     2003            2002
                                                         (in thousands)
                           ASSETS
     Cash and cash equivalents                    $1,314,022       $401,683
     Marketable securities                           144,711         13,188
     Accounts receivable                              90,686         82,310
     Inventories                                     225,719        169,324
     Stockpiles and ore on leach pads                248,625        328,993
     Deferred stripping costs                         60,086         32,085
     Deferred income tax assets                       73,665         51,451
     Newmont Australia infrastructure bonds          127,674             --
     Other current assets                             75,280         34,222
         Current assets                            2,360,467      1,113,256
     Property, plant and mine
      development, net                             2,347,984      2,287,030
     Mineral interests and other
      intangible assets, net                       1,379,101      1,415,348
     Investments                                     733,977      1,199,583
     Deferred stripping costs                         30,293         23,302
     Long-term stockpiles and ore on leach pads      305,810        199,761
     Deferred income tax assets                      752,407        761,428
     Other long-term assets                           97,576        123,112
     Goodwill                                      3,042,557      3,024,576
         Total assets                            $11,050,173    $10,147,396
                        LIABILITIES
     Current portion of long-term debt              $190,866       $115,322
     Accounts payable                                163,164        105,277
     Deferred income tax liabilities                  18,182         28,469
     Derivative instruments                            6,074         74,999
     Employee related benefits                       135,323        114,622
     Other current liabilities                       320,411        247,652
         Current liabilities                         834,020        686,341
     Long-term debt                                  886,633      1,701,282
     Reclamation and remediation liabilities         362,283        288,536
     Deferred revenue from sale of
      future production                               53,841         53,841
     Derivative instruments                            7,088        388,659
     Deferred income tax liabilities                 633,135        656,452
     Employee related benefits                       203,217        234,103
     Other long-term liabilities                     338,503        364,376
         Total liabilities                         3,318,720      4,373,590
     Minority interest in subsidiaries               346,518        354,558
                    STOCKHOLDERS' EQUITY
     Total stockholders' equity                    7,384,935      5,419,248
     Total liabilities and stockholders' equity  $11,050,173    $10,147,396



     Statement of Consolidated Cash Flows
                                              Three Months Ended December 31,
                                                      2003            2002
                                                         (in thousands)
     Operating activities:
       Net income                                   $153,131        $75,109
       Adjustments to reconcile net income
        to net cash provided by operating activities
         Depreciation, depletion and amortization    143,108        146,161
         Accretion of accumulated
          reclamation obligations                      5,491             --
         Amortization of deferred stripping
          costs, net                                  (6,784)         8,436
         Deferred income taxes                       (51,274)       (73,606)
         Foreign currency exchange (gain) loss       (22,437)        11,249
         Minority interest, net of dividends         (23,221)        10,269
         Equity income and impairment
          of affiliates, net of dividends            (20,687)        (8,053)
         Write-down of inventories,
          stockpiles and ore on leach pads             4,512          6,831
         Write-down of long-lived assets              29,884          3,369
          (Gain) loss on investments, net             (1,773)           212
         Loss on gold commodity derivative
          instruments, net                             1,866         25,467
         Loss on extinguishment of debt               14,302             --
         Loss on guarantee of QMC debt                30,000             --
         (Gain) loss on asset sales and other        (11,541)        10,150
         (Increase) decrease in operating assets:
           Accounts receivable                        (1,005)         7,102
           Inventories, stockpiles and
            ore on leach pads                        (53,703)         2,380
           Other assets                              (11,052)         3,370
         Increase (decrease) in
          operating liabilities:
           Accounts payable and other
            accrued liabilities                      (40,645)        13,258
           Derivative instruments                       (931)       (15,817)
           Early settlement of derivative
            instruments classified as cash
            flow hedges                                   --          1,168
           Other liabilities                          14,001         (1,891)
           Net cash provided by
            operating activities                     151,242        225,164

     Investing activities:
       Additions to property, plant and
        mine development                            (135,000)       (61,886)
       Receipts from joint ventures
        and affiliates, net                           23,110             --
       Proceeds from sale of investments                  --          8,658
       Early settlement of ineffective
        derivative instruments                            --         (9,199)
       Investments in affiliates                     (13,848)            --
       Cash consideration for Normandy shares             --         (2,186)
       Investments in marketable equity
        securities and other                         (13,798)       (32,962)
     Net cash used in investing activities          (139,536)       (97,575)

     Financing activities:
       Proceeds from debt                                363             --
       Repayments of debt                           (323,584)       (13,949)
       Dividends paid on common
        and preferred stock                          (22,064)       (12,051)
       Proceeds from stock issuance                1,231,903           (618)
       Other                                              --              1
     Net cash provided by (used in)
      financing activities                           886,618        (26,617)
     Effect of exchange rate changes on cash          (3,713)         8,563
     Net change in cash and cash equivalents         894,611        109,535
     Cash and cash equivalents at beginning
      of period                                      419,411        292,148
     Cash and cash equivalents at end of period   $1,314,022       $401,683



     Statement of Consolidated Cash Flows
                                                    Years Ended December 31,
                                                      2003           2002
                                                         (in thousands)
     Operating activities:
       Net income                                   $475,667       $158,061
       Adjustments to reconcile net income
        to net cash provided by operating activities
         Depreciation, depletion and amortization    564,481        505,598
         Accretion of accumulated reclamation
          obligations                                 22,610             --
         Amortization of deferred stripping
          costs, net                                 (36,497)        37,195
         Deferred income taxes                       (36,183)      (100,291)
         Foreign currency exchange (gain) loss       (75,670)         1,259
         Minority interest, net of dividends          27,228         68,598
         Equity loss (income) and impairment
          of affiliates, net of dividends             42,467        (35,595)
         Write-down of inventories, stockpiles
          and ore on leach pads                       24,945         44,439
         Write-down of long-lived assets              35,260          3,652
         Cumulative effect of change in
          accounting principle, net                   34,533         (7,701)
         Gain on investments, net                    (83,166)       (47,086)
         (Gain) loss on gold commodity
          derivative instruments, net                (22,876)        39,805
         Gain on extinguishment of
          NYOL bonds, net                           (114,031)            --
         Gain on extinguishment of NYOL
          derivatives liability, net                (106,506)            --
         Loss on extinguishment of debt               33,832             --
         Loss on guarantee of QMC debt                30,000             --
         Gain on asset sales and other               (24,473)       (10,103)
         (Increase) decrease in operating assets:
           Accounts receivable                         3,775         24,867
           Inventories, stockpiles and
            ore on leach pads                        (72,828)        (9,546)
           Other assets                               (5,052)        52,383
         Increase (decrease) in
          operating liabilities:
           Accounts payable and other
            accrued liabilities                       23,286        (12,216)
           Derivative instruments                    (16,318)       (33,202)
           Early settlement of derivative
            instruments classified as
            cash flow hedges                        (120,993)       (11,857)
           Other liabilities                         (14,739)         2,048
       Net cash provided by operating activities     588,752        670,308

     Investing activities:
       Additions to property, plant
        and mine development                        (501,400)      (300,057)
       Receipts from (advances to)
        joint ventures and affiliates, net            39,321        (24,750)
       Proceeds from sale of investments             232,190        500,103
       Proceeds from the sale of
        TVX Newmont Americas                         180,000             --
       Proceeds from settlement of
        cross currency swaps                              --         50,816
       Early settlement of ineffective
        derivative instruments                       (55,339)       (21,056)
       Investments in affiliates                     (70,072)            --
       Cash consideration for acquisition
        of Newmont NFM minority interest             (11,195)            --
       Cash consideration for Normandy shares             --       (461,717)
       Cash received from acquisitions,
        net of transaction costs                          --        371,417
       Investments in marketable
        equity securities and other                  (15,283)        (2,646)
     Net cash (used in) provided
      by investing activities                       (201,778)       112,110

     Financing activities:
       Proceeds from debt                            492,841        493,371
       Repayments of debt                         (1,162,167)    (1,040,807)
       Dividends paid on common
        and preferred stock                          (70,759)       (49,982)
       Proceeds from stock issuances               1,286,751         67,346
       Other                                              --             (3)
     Net cash provided by (used in)
      financing activities                           546,666       (530,075)
     Effect of exchange rate changes on cash         (21,301)           (91)
     Net change in cash and cash equivalents         912,339        252,252
     Cash and cash equivalents at beginning of year  401,683        149,431
     Cash and cash equivalents at end of year     $1,314,022       $401,683



     Operating Statistics Summary

                                     North America  South America  Australia

     Three months ended December 31,  2003   2002   2003   2002   2003   2002
     Production Costs Per Ounce:
        Direct mining and production
         costs                        $229   $179   $125   $119   $217   $202
        Capitalized mining & other     (15)    14     (3)    (4)    (6)   (25)
        Cash operating costs           214    193    122    115    211    177
        Royalties and production
         taxes                           4      6      6      4     20     13
        Total cash costs               218    199    128    119    231    190
        Reclamation and mine closure
         costs                          (7)     4      4      5     (1)     5
        Total costs applicable to
         sales                         211    203    132    124    230    195
        Non-cash inventory adjustment    -      -      -      -      -     22
        Depreciation and amortization   65     47     60     55     58     52
        Depreciation and amortization
         adjustment                      -      -      -      -      -      3
       Total production costs         $276   $250   $192   $179   $288   $272
     Consolidated gold sales (000
      ozs.)                          731.9  932.0  674.0  754.4  439.0  535.1

     Equity gold sales (000 ozs.)    731.9  932.0  351.9  411.3  439.0  513.0


                                                  Equity
                                    Other (1)    Investments        Total
                                                 and Other
                                                  (2) (3)
     Three months ended December 31, 2003  2002  2003   2002     2003     2002
     Production Costs Per Ounce:
        Direct mining and
         production costs           $182   $165     -      -     $199     $171
        Capitalized mining  &
         other                       (22)    (2)    -      -      (10)       -
        Cash operating costs         160    163     -      -      189      171
        Royalties and production
         taxes                         5      3     -      -        8        7
        Total cash costs             165    166     -      -      197      178
        Reclamation and mine
         closure costs                 7     13     -      -       (1)       5
        Total costs applicable to
         sales                       172    179     -      -      196      183
        Non-cash inventory
         adjustment                    -     15     -      -        -        7
        Depreciation and
         amortization                 78     54     -      -       63       50
        Depreciation and
         amortization adjustment       -     15     -      -        -        2
       Total production costs       $250   $263     -      -     $259     $242
     Consolidated gold sales (000
      ozs.)                        123.8  171.6   3.0    3.3  1,971.7  2,396.4

     Equity gold sales (000 ozs.)  123.1  169.5  69.2  189.9  1,715.1  2,215.7

     Average realized price per
      equity ounce                                               $394     $325

     Copper Summary (4)

     Equity copper production
      (millions of lbs.)                                         92.9    103.7
     Equity copper sales (millions
      of lbs.)                                                  107.2     98.9
     Net cash cost per equity
      pound                                                     $0.44    $0.32
     Average realized price per
      pound                                                     $1.03    $0.76

     (1) Other includes Ovacik (Turkey), Zarafshan (Uzbekistan),
         Minahasa (Indonesia) and Martha (New Zealand).
     (2) Equity investments comprise Batu Hijau.
     (3) Includes 3,000 and 3,300 ounces from the wholly-owned Golden Grove zinc/copper mine in 2003 and 2002, respectively.
     (4) Represents Batu Hijau and Golden Grove.


                             North America     South America       Australia

     Year ended December 31, 2003     2002     2003     2002     2003     2002
     Production Costs Per
      Ounce:
        Direct mining and
         production costs   $244     $205     $125     $130     $224     $186
        Capitalized
         mining  & other     (17)       9       (4)      (3)      (3)      (6)
        Cash operating
         costs               227      214      121      127      221      180
        Royalties and
         production taxes      6        6        5        4       15       11
     Total cash costs        233      220      126      131      236      191
        Reclamation and
         mine closure
         costs                 1        2        3        3        1        6
     Total costs
      applicable to sales    234      222      129      134      237      197
        Non-cash
         inventory
         adjustment            -        -        -        -        -        9
        Depreciation and
         amortization         61       50       60       55       58       49
        Depreciation and
         amortization
         adjustment            -       (1)       -        -        -       10
       Total production
        costs               $295     $271     $189     $189     $295     $265
     Consolidated gold
      sales (000 ozs.)   2,902.6  3,224.0  3,038.8  2,575.4  1,906.5  1,759.0

     Equity gold sales
      (000 ozs.)         2,902.6  3,224.0  1,626.4  1,426.3  1,889.2  1,684.6


                                                  Equity
                                    Other (1)    Investments        Total
                                                 and Other
                                                  (2) (3)
       Year ended December 31,     2003   2002   2003   2002     2003     2002
     Production Costs Per Ounce:
        Direct mining and
         production costs          $181   $159      -      -     $205     $181
        Capitalized mining  &
         other                      (18)    (7)     -      -      (10)       1
        Cash operating costs        163    152      -      -      195      182
        Royalties and production
         taxes                        5      3      -      -        8        7
     Total cash costs               168    155      -      -      203      189
        Reclamation and mine
         closure costs                3      5      -      -        2        3
     Total costs applicable to
      sales                         171    160      -      -      205      192
        Non-cash inventory
         adjustment                   -      6      -      -        -        3
        Depreciation and
         amortization                72     51      -      -       61       51
        Depreciation and
         amortization adjustment      -     18      -      -        -        4
       Total production costs      $243   $235      -      -     $266     $250
     Consolidated gold sales (000
      ozs.)                       594.6  645.9   13.4   13.6  8,455.9  8,217.9

     Equity gold sales (000 ozs.) 587.4  636.5  378.0  660.3  7,383.6  7,631.7

     Average realized price per
      equity ounce                                               $366     $313

     Copper Summary (4)

     Equity copper production
      (millions of lbs.)                                        414.5    430.9
     Equity copper sales
      (millions of lbs.)                                        417.7    407.0
     Net cash cost per equity
      pound                                                     $0.30    $0.34
     Average realized price per
      pound                                                     $0.86    $0.73

     (1) Other includes Ovacik (Turkey), Zarafshan (Uzbekistan),
         Minahasa (Indonesia) and Martha (New Zealand).
     (2) Equity investments comprise Batu Hijau (and TVX Newmont
         Americas and Echo Bay Mining Limited through January 31, 2003).
     (3) Includes 13,400 and 13,600 ounces from the wholly-owned Golden Grove zinc/copper mine in 2003 and 2002, respectively.
     (4) Represents Batu Hijau and Golden Grove.



     2004 Guidance

                                                   Equity Gold        Total
                                                      Sales        Cash Costs
                                                     (000 oz)        ($/oz)
     North America
     Nevada                                            2,600           $250
     Golden Giant                                        150           $320
     Holloway                                             90           $305
     La Herradura                                         70           $200
     Sub-total                                         2,910           $255

     South America
     Yanacocha                                         1,580           $135
     Kori Kollo                                           20           $280
     Sub-total                                         1,600           $135

     Australia
     Kalgoorlie                                          430           $315
     Pajingo                                             275           $185
     Tanami                                              660           $270
     Yandal                                              350           $295
     Sub-total                                         1,715           $275

     Other
     Martha                                              120           $225
     Zarafshan                                           180           $175
     Minahasa                                             50           $330
     Ovacik                                              150           $210
     Sub-total                                           500           $215

     Equity Investments
     Batu Hijau                                          360             --

     TOTAL                                       7,000-7,200      $220-$230



                                                     Equity
                                                    Copper &         Net
                                                   Zinc Sales    Cash Costs
                                                 (million lbs)     ($/lb)

     Batu Hijau - Copper                             360-400    $0.24-$0.28
     Golden Grove - Copper                             50-60    $0.66-$0.70
     Golden Grove - Zinc                             150-160    $0.34-$0.38



     Financial (in millions, except tax rate)

     Royalty revenue                                 $45-$50
     Depreciation, depletion & amortization        $580-$600
     Exploration, research and development         $140-$150
     General and administrative                    $100-$110
     Net interest expense                            $40-$50
     Tax rate (assuming $400/oz gold)                25%-30%
     Capital expenditures                          $700-$750



    Sensitivities

    An annualized $10 change in the gold price changes annual net income by approximately $50 million, assuming all other factors remain constant.

    An annualized $10 change in the gold price changes annual cash generated by operating activities by approximately $55 million, assuming all other factors remain constant.

    An annualized $0.01 change in the Australian dollar exchange rate changes total cash costs (on a Company-wide basis) by $0.85 per ounce.

SOURCE  Newmont Mining Corporation
    -0-                             02/04/2004
    /CONTACT:  investors, Russell Ball, +1-303-837-5927,
Russell.ball@newmont.com, Wendy Yang, +1-303-837-6141, wendy.yang@newmont.com, or media, Doug Hock, +1-303-837-5812, doug.hock@newmont.com, all of Newmont Mining Corporation/
    /FIRST AND FINAL ADD -- TABULAR MATERIAL -- TO FOLLOW/
    /Web site:  http://www.melloninvestor.com /
    /Web site:  http://www.newmont.com /
    (NEM NMC.)

CO:  Newmont Mining Corporation
ST:  Colorado, Ontario
IN:  MNG
SU:  ERN CCA